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                                                                 Exhibit (A).(4)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                             Bush Boake Allen Inc.

                                      at

                             $48.50 Net Per Share

                                      by

                              B Acquisition Corp.
                         a wholly owned subsidiary of

                    International Flavors & Fragrances Inc.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, NOVEMBER 3, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                October 6, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We have been appointed by B Acquisition Corp., a Virginia corporation ("Merger Subsidiary") and a wholly owned subsidiary of International Flavors & Fragrances Inc., a New York corporation ("Parent"), to act as Dealer Manager in connection with Merger Subsidiary's offer to purchase all outstanding shares of common stock, par value $1.00 per share, (the "Shares"), of Bush Boake Allen Inc., a Virginia corporation (the "Company"), at a purchase price of $48.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 6, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

  Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to The Bank of New York (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares which represents more than 66 2/3% of the then outstanding Shares on a fully diluted basis and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any applicable merger control regulations of foreign governmental entities, individually or in the aggregate, having jurisdiction over a material portion of the Company's business or assets having expired or been terminated by the Expiration Date of the Offer. International Paper Company, the principal shareholder of the Company (the "Principal Shareholder"), beneficially owns approximately 68% of the Company's outstanding Shares and has agreed to tender its Shares in the Offer. See Section 10 of the Offer to Purchase. The Company has agreed to consent to a waiver of the minimum condition, described in clause (1) above, to enable Merger Subsidiary to purchase the Shares owned by the Principal Shareholder if the Principal Shareholder has tendered its Shares, but the total number of Shares tendered does not constitute more than 66 2/3% of the outstanding Shares of the Company on a fully diluted basis. The Offer is also subject to other conditions. See Section 13 of the Offer to Purchase.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    1.  Offer to Purchase, dated October 6, 2000;

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    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

    3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

    4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    5. The letter to shareholders of the Company from Julian W. Boyden, Chairman, Chief Executive Officer and President of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company (the "Company Board") that shareholders accept the Offer and tender their Shares to Merger Subsidiary thereunder; and

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  The Company Board unanimously (i) determined that the terms of the Offer and the Merger are advisable and in the best interests of the Company and its shareholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 25, 2000 (the "Merger Agreement"), among the Company, Parent and Merger Subsidiary. The Merger Agreement provides for, among other things, the making of the Offer by Merger Subsidiary, and further provides that Merger Subsidiary will merge with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Parent, and the separate corporate existence of Merger Subsidiary will cease.

  In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  Merger Subsidiary will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Merger Subsidiary will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

  Merger Subsidiary will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE
THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 3, 2000, UNLESS THE OFFER IS EXTENDED.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                              Incorporated

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PARENT, MERGER SUBSIDIARY, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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